SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

MERCANTILE BANCORP, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2006

NOTICE OF ANNUAL MEETING • PROXY STATEMENT

Mercantile Bancorp, Inc.
440 Maine Street,
Quincy, Illinois 62301

April 18, 2006

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Mercantile Bancorp, Inc., to be held at Mercantile Trust & Savings Bank, located at 440 Maine Street, Quincy, Illinois, on Monday, May 22, 2006, commencing at 2 p.m., local time. The business to be conducted at this meeting is described in the accompanying notice of annual meeting and proxy statement and includes the following items:

1.	Election of the seven directors of our Company, each to hold office until the 2007 annual meeting of the stockholders;

2.	Approval of the Amendment of the Company’s Certificate of Incorporation to reduce the par value of the Company’s common stock in connection with a three-for-one stock split;

3.	Consideration of a stockholder proposal submitted to our Company; and

4.	Ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2006.

     In addition, there will be an opportunity to meet with members of senior management and review the business and operations of our Company.

     Your Board of Directors joins with me in urging you to attend the meeting and recommends you vote “FOR” items 1,2 and 4, and recommends you vote “AGAINST” Item 3. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person.

Sincerely yours,

Dan S. Dugan
Chairman of the Board, President
and Chief Executive Officer

Mercantile Bancorp, Inc.
440 Maine Street
Quincy, Illinois 62301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2006

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Mercantile Bancorp, Inc., a Delaware corporation, will be held at Mercantile Trust & Savings Bank, located at 440 Maine Street, Quincy, Illinois, on Monday, May 22, 2006, commencing at 2 p.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.

To elect the seven directors of our Company, each to hold office until the 2007 annual meeting of the stockholders and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To consider and act upon approval of the amendment of the Company’s Certificate of Incorporation to reduce the par value of the Company’s common stock in connection with a three-for-one stock split;

3.	To consider and act upon a stockholder proposal submitted to the Company;

4.	To consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2006; and

5.	To transact such other business as properly may come before the meeting.

     Our Board of Directors has fixed the close of business on April 10, 2006 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting.

     All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, our Board of Directors solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important, and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

Dan S. Dugan
Chairman of the Board, President
and Chief Executive Officer

April 18, 2006
Quincy, Illinois

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

Mercantile Bancorp, Inc.
440 Maine Street
Quincy, Illinois 62301

___________________

PROXY STATEMENT
___________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2006

____________

INTRODUCTION

     The Board of Directors of Mercantile Bancorp, Inc. (the “Company”) solicits your proxy for use at the annual meeting of stockholders to be held on Monday, May 22, 2006, and at any adjournment or adjournments thereof. The annual meeting will commence at 2 p.m., local time, and will be held at Mercantile Trust & Savings Bank, located at 440 Maine Street, Quincy, Illinois.

     Our Company is a multi-bank holding company based in Quincy, Illinois. Through our majority-owned subsidiaries, now consisting of six banks in Illinois, two banks in Missouri and one bank in Kansas, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services, and asset management, and provides other financial services and products. Those banks are Mercantile Trust & Savings Bank (“MTSB”), State Bank of Augusta (“Augusta”), Marine Bank & Trust (“Marine Bank”), Security State Bank of Hamilton (“Hamilton”), Golden State Bank (“Golden”) and Brown County State Bank (“Brown County”), all in Illinois; Farmers State Bank of Northern Missouri (“Farmers”) and Perry State Bank (“Perry”), both in Missouri; and Mid-America Bancorp, Inc. (“Mid-America”) (which owns Heartland Bank), in Kansas. In addition, our Company has minority investments in five community banks in Missouri, Georgia and Florida. More information is available on the Company’s website at www.mercbanx.com.

     Our principal executive offices are located at 440 Maine Street, Quincy, Illinois, 62301. This proxy statement and the enclosed form of proxy were first mailed to stockholders on or about April 18, 2006.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

     The purposes of the annual meeting are:

  to elect the seven directors of our Company, each to hold office until the 2007 annual meeting of the stockholders of our Company and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

  to consider and act upon approval of the amendment of the Company’s Certificate of Incorporation to reduce the par value of the Company’s common stock from $1.25 to $0.4167 in connection with a three-for-one stock split;

  to consider and act upon a stockholder proposal submitted to the Company;

  to consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2006; and

  to transact such other business as may properly come before the annual meeting.

Stockholders Entitled to Vote at the Meeting

     Stockholders of record as of the close of business on April 10, 2006, are entitled to notice of, and to vote at, the annual meeting or any adjournment or adjournments thereof. As of this record date, 1,949,415 shares of our Company’s common stock, $1.25 par value per share, were issued and outstanding and an additional 25,515 shares were issued and held in treasury. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner is present in person at the meeting or represented by proxy. The Company has no other authorized series of common stock and no authorized preferred stock.

Voting by Proxy by Mail

     This proxy statement is being sent to you by our Board of Directors for the purpose of requesting that you allow your shares of common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. We urge you to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. If you properly complete and sign your proxy card and send it to us so that it is received in time to vote, the shares represented by your proxy will be voted as you have directed. If you sign the proxy card but do not make specific voting instructions, your shares will be voted as follows:

  “FOR” the election of the Board’s nominees for director named in this proxy statement;

  “FOR” approval of the amendment of the Company’s Certificate of Incorporation to reduce the par value of the Company’s common stock from $1.25 per share to $0.4167 per share, in connection with a three-for-one stock split;

  “AGAINST” the stockholder proposal submitted to the Company; and

  “FOR” ratification of the selection of the accounting firm of BKD, LLP as our Company’s independent auditors for the year ending December 31, 2006.

     If any other matter is properly brought before the annual meeting, your shares will be voted in accordance with the discretion and judgment of the appointed proxies. A stockholder who has delivered a proxy by mail may revoke it before it is exercised at the annual meeting by (a) filing written notice of revocation with the Secretary of our Company, (b) executing and delivering to the Secretary of our Company a proxy card bearing a later date, (c) appearing at the annual meeting and voting in person after notifying the Secretary in advance of your intent to vote in person, or (d) following the revocation procedures or proxy voting procedures (to submit a later-dated proxy) via the internet or telephone by using the internet address and telephone number mentioned below.

     If you intend to revoke your proxy by filing a written notice of revocation or executing and delivering a proxy card bearing a later date, such notice or later-dated proxy must be received by the Secretary no later than 10 a.m. on Friday, May 19, 2006, in order to be valid. If you intend to appear at the annual meeting and vote in person instead of by a proxy that has already been delivered to the Company, then you must notify the Secretary no later than 10 a.m. on Friday, May 19, 2006, of your intention to attend in person and that your proxy is thus revoked. Revocations or later-dated proxies via the internet or telephone must be made by 11:59 p.m. (eastern time), Sunday, May 21, 2006, in order to be effective. Any revocations or later-dated proxies received after these deadlines will be disregarded.

     Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner. Your broker or nominee will send you voting instructions for you to use in directing the broker or nominee in how to vote your shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the internet. The Company also permits voting via the telephone or internet for record owners, as described in more detail below.

Voting by Proxy by the Telephone or Internet

     This year we are again asking our stockholders to help save the Company money by voting their proxies via the internet or telephone, rather than by return mail.

     If you are a beneficial owner, but not a record owner, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Most institutions make internet or telephone voting options available to their beneficial owners, so please see the voting instructions from those institutions for specific information about how to vote via the internet or telephone.

     If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy. We encourage our registered stockholders to vote:

     By internet – www.proxyvote.com; or

     By touch-tone telephone – (800) 690-6903.

     Please have your proxy card in hand when you access the website or call the toll-free number. You will be prompted to enter your 12-digit Control Number, which is located below the voting instructions on the proxy card. Then you can follow the directions provided.

     If you elect to vote via the internet or telephone, only votes cast no later than 11:59 p.m. (eastern time) on Sunday, May 21, 2006, will be accepted. If you vote via the internet or telephone and wish to revoke your proxy, you can make the revocation by internet or telephone, using the website or telephone number listed above, or by following one of the other procedures for revocation of mailed proxies set forth above under “Voting by Proxy by Mail,” provided that you meet the requirements and deadlines listed.

Electronic Delivery of Proxy Materials

     This proxy statement and the 2005 Annual Report are available in advance of the annual meeting in the “Investor Relations” section of our Company’s website at www.mercbanx.com. Most stockholders can elect to view proxy statements and annual reports over the internet instead of receiving paper copies in the mail. Doing so will save the Company printing and mailing expense.

     If you are a stockholder of record, you may choose this option and save our Company the cost of printing and mailing these documents in the future by either following the instructions provided when you vote over the internet or by enrolling at any time throughout the year at www.InvestorDelivery.com. If you hold your shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect to access future proxy statements and annual reports over the internet. Such an option may or may not be available to beneficial owners, depending upon the procedures followed by the bank, broker or other holder of record.

     If you choose to view future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing the internet address to access our Company’s proxy statement and annual report. You do not have to elect internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com. Your choice will remain in effect until you indicate otherwise.

Attending the Meeting and Voting in Person

     You may attend the annual meeting regardless of whether you have elected to vote your shares by proxy. If your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of your beneficial ownership may be required before you will be admitted to the meeting. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker.

     If you attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. If you want to vote shares of common stock that are held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and present this proxy at the meeting.

Quorum Requirement

     A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy of stockholders holding a majority of the total outstanding shares of our Company’s common stock will constitute a quorum at the annual meeting. Shares of common stock represented by a proxy that directs that the shares be voted to abstain or to withhold a vote on matters will nevertheless be counted in determining whether a quorum is present. Shares of common stock as to which there is a “broker non-vote” will also be counted as present or represented at the meeting for purposes of determining a quorum, even though shares represented by “broker non-votes” will not be deemed entitled to vote on those matters as to which the broker does not have authority to vote such shares. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Required Vote to Approve Each Proposal

     Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the seven nominees receiving the most “FOR” votes will be elected director. Stockholders can withhold authority to vote for one or more nominees for director. Votes withheld from a particular nominee may have an effect on the election of directors or result in the defeat of any of the Board’s nominees because there may be other nominees for open Board seats that are presented at the meeting. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes for any one or more nominees.

     Approval of the amendment of the Company’s Certificate of Incorporation to Reduce the Par Value of the Company’s Common Stock. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon is required for approval of the amendment of the Company’s Certificate of Incorporation to reduce the par value of its common stock. Stockholders whose shares are represented at the meeting, by proxy or in person, may elect to abstain from voting on this proposal, and any abstention will have the same effect as a vote against the amendment.

     Stockholder Proposal. The affirmative vote of a majority of the outstanding shares of our Company’s common stock entitled to vote for the election of directors is required for the approval of the stockholder proposal. Stockholders whose shares are represented at the meeting, by proxy or in person, may elect to abstain from voting on this proposal. If so, such abstention will have the same effect on the outcome as a vote against the proposal. The decision by stockholders not to attend the meeting, by proxy or in person, will have the same effect as a vote against the proposal.

     Selection of Auditors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of BKD, LLP as our independent auditors for the year ending December 31, 2006. Any stockholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the item and, therefore, will have no effect on the outcome of the vote on the item. Stockholders not attending the meeting, by proxy or in person, will also have no effect on the outcome of this proposal.

     Other Matters. The affirmative vote of a majority of the votes cast on any other matter is required for the approval of any such other matter as properly may come before the annual meeting or any adjournment thereof, unless the Company’s certificate of incorporation or bylaws or applicable law require otherwise. Stockholders whose shares are represented in person at the meeting, may elect to abstain from voting on these proposals. If so, such abstention will not be counted as a vote cast on the other matter and, therefore, will have no effect on the outcome of the vote on the matter if the vote requirement is a majority of the votes cast. Stockholders not attending the meeting, by proxy or in person, will also have no effect on the outcome of these proposals under this vote requirement.

     Effect of Broker Non-Votes. As previously stated, broker non-votes are proxies submitted by brokers that are not voted for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. Although such broker non-votes count for purposes of determining a quorum, broker non-votes do not count as shares represented in person or by proxy and entitled to vote on the proposals for which the broker does not have discretionary authority to vote and has not received instructions on how to vote. Therefore, with respect to any proposals requiring the affirmative vote of a majority of the votes cast, in person or by proxy at the meeting, and entitled to vote thereon (such as Item 4 in this proxy statement) or a plurality of the votes cast in person or by proxy (such as Item 1 in this proxy statement), broker non-votes will have no effect upon the outcome of the vote. With respect to any proposals requiring the affirmative vote of a designated percentage of all outstanding shares entitled to vote or of a quorum (such as Items 2 and 3 in this proxy statement), broker non-votes will be the equivalent of a vote “AGAINST” such proposals.

Solicitation of Proxies

     Our Board of Directors is making this solicitation of proxies for the annual meeting. We will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company or MTSB. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and we will pay their reasonable out-of-pocket expenses. The Company acts as its own transfer agent and thus bears any related costs.

     A list of stockholders entitled to vote at the annual meeting will be available for examination at least ten days prior to the date of the annual meeting during normal business hours at the principal place of business of the Company located at 440 Maine Street, Quincy, Illinois. The list also will be available at the annual meeting.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors

     Our Company’s Board of Directors consists of seven directors. The current members of the Board of Directors are Dan S. Dugan; Ted T. Awerkamp; Michael J. Foster; William G. Keller, Jr.; Harold W. Knapheide III; Frank H. Musholt and Walter D. Stevenson III. The terms of all directors expire at each annual meeting of stockholders. The first item of business at this annual meeting is to elect seven directors to serve until the annual meeting of stockholders in 2007 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal.

     The Board of Directors has designated Dan S. Dugan, Ted T. Awerkamp, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock and Walter D. Stevenson III as the seven nominees proposed for election at the annual meeting. Harold W. Knapheide III, a current director of the Company whose term will expire at the 2006 annual meeting, has chosen not to stand for reelection. The Board has nominated Dennis M. Prock to fill the vacancy created by Mr. Knapheide’s departure.

     Unless authority to vote for the nominees or a particular nominee is withheld, all shares represented by properly executed proxies in the form enclosed will be voted for the election of these seven nominees as directors. In the event that one or more of the nominees should become unavailable for election prior to the meeting, the shares represented by properly executed proxies in the enclosed form will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

     The Board of Directors recommends that you vote FOR the election of Dan S. Dugan, Ted T. Awerkamp, Michael J. Foster, William G. Keller Jr., Frank H. Musholt, Dennis M. Prock and Walter D. Stevenson III as directors.

Nominees

     The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the annual meeting.

		Position	Company
Name	Age	With our Company	Director Since
Ted T. Awerkamp	48	Director, Vice President	1994
		and Secretary
Dan S. Dugan	65	Director, Chairman,	1983
		President and CEO
Michael J. Foster	58	Director	2003
William G. Keller, Jr.	57	Director	1983
Frank H. Musholt	66	Director	1984
Dennis M. Prock	51	N/A	N/A
Walter D. Stevenson III	66	Director	1983

     The business experience during the last five years of each person nominated by the Board of Directors for election as a director at the annual meeting is as follows:

     Ted T. Awerkamp has served as Vice President and Secretary of the Company since 1994, and President and CEO of MTSB since 2005. He served as Executive Vice President and Chief Operating Officer of MTSB from 1993 to 2005. Prior to 1993, he served as Assistant Vice President and Vice President of MTSB and as President, Chief Executive Officer and a director of Hamilton. Mr. Awerkamp has been a member of the Board of Directors of the Company and MTSB since 1994.

     Dan S. Dugan has served as the Chairman, President and Chief Executive Officer of the Company since 1983 and Chairman of MTSB since 1980. He served as President and CEO of MTSB from 1980 to 2005. Mr. Dugan has served as a director of the Company since 1983. In addition, he serves as a director of each of the Company’s majority-owned subsidiary banks. He also serves as director of two bank holding companies in which the Company holds a minority interest, New Frontier Bancshares, Inc., which operates New Frontier Bank, located in St. Charles, Missouri, and NorthStar Bancshares, Inc., which operates NorthStar Bank, N.A., located in Liberty, Missouri.

     Michael J. Foster is a retired agribusiness executive. He was President of National Livestock Feed Business for ADM Alliance Nutrition, Inc. (“ADM Alliance”), a subsidiary of Archer-Daniels-Midland Company, from 1998 through 2004. ADM Alliance is headquartered in Quincy, Illinois, and manufactures and sells livestock feeds nationally and internationally. Mr. Foster has served as a director of the Company and MTSB since 2003.

     William G. Keller, Jr., is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell, located in Quincy, Illinois, which acts as outside counsel to the Company and its subsidiaries. Mr. Keller has been a director of the Company since 1983 and MTSB since 1982.

     Frank H. Musholt is Vice President and General Manager of Hollister-Whitney Elevator Corp, a manufacturer and seller of elevators and elevator equipment. He has also served as the Secretary and Treasurer of Hollister-Whitney since 1969. Mr. Musholt has been a director of the Company and MTSB since 1984.

     Dennis M. Prock is chairman of the board and founder of For Your Convenience, one of the largest distributors of convenience store equipment in the country, which since 1986 has manufactured millwork, walk-in coolers and graphics for major convenience store chains across America. Mr. Prock has been chairman since 1986 and also served as President of the company from 1986 to 2004. From 1995 through 2002, he also served as President of Huck Store Fixture Co. in Quincy, Illinois. Mr. Prock is involved in numerous business enterprises in Missouri and Illinois.

     Walter D. Stevenson III is a retired physician in Quincy, Illinois, and the former president of the Quincy Medical Group, a multi-specialty medical group located in Quincy. Dr. Stevenson has been a director of the Company since 1983 and MTSB since 1976.

     There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.

Compensation of Directors

     Directors of the Company and its subsidiaries receive annual fees for their service as directors, which are payable in twelve equal monthly installments. The fees are reviewed and, if appropriate, adjusted annually by the boards of directors of the respective entities. All of the Company’s directors are also directors of MTSB. In 2005, each director received an annual fee of $16,704 for service as director of the Company and $21,000 for service as director of MTSB. The fees for 2006 are $17,300 for serving as director of the Company and $21,700 for serving as director of MTSB. There are no additional fees for service on committees of the boards. Mr. Dugan also serves on the boards of directors of the Company’s other majority-owned subsidiary banks and receives fees for such services, which totaled $59,400 in 2005 and will total $61,800 in 2006. In addition, Mr. Dugan serves on the boards of certain banks and bank holding companies in which the Company holds a minority interest, for which he received fees totaling $10,200 in 2005 and, based on information currently available to the Company, should total $10,200 in 2006.

CORPORATE GOVERNANCE

Meetings of the Board and Committees

     Board of Directors. During 2005 our Board of Directors held 12 regular and two special meetings. During 2005, each director attended at least 75% of the regular meetings of the Board of Directors and of the committees of the Board on which he served, except for Mr. Musholt who attended 60% of the Audit Committee’s meetings. Our directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our Company.

     Our directors are encouraged to attend our annual meeting of stockholders if their schedules permit, but we do not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the stockholders held in May 2005. The Board of Directors typically meets immediately following the annual meeting of stockholders, which facilitates the directors’ ability to attend the annual meeting of stockholders.

     Committees. Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. There currently are no other standing executive or other committees of our Board, or committees performing similar functions. The members of all three committees are currently Messrs. Foster, Knapheide and Musholt and Dr. Stevenson, each of whom the Board of Directors has determined satisfies the definition of an “independent” director as established in the American Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

     Audit Committee. The Audit Committee acts on behalf of the Board in reviewing the financial statements of the Company and overseeing the relationship between the Company and its independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by our independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. A more complete description of the Audit Committee’s functions is provided in its charter which is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. The Board of Directors has determined that each member of the committee qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during 2005.

     Compensation Committee. The Compensation Committee has the responsibility to make recommendations to the Board of Directors regarding the compensation and benefits of our executive officers and directors and the establishment and administration of our Company’s executive compensation program. A more complete description of the Compensation Committee’s functions is provided in its charter, a copy of which is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. Members of the Compensation Committee currently are Messrs. Foster, Knapheide and Musholt and Dr. Stevenson. The Compensation Committee met two times during 2005.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for the director nomination process (including evaluating and recommending director nominees and Board committee appointments), development and recommendation of a set of corporate governance principles applicable to the Company, and addressing other corporate governance issues for the Board.

     The committee believes that the Board should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to our Company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business. In accordance with its charter, the committee has established the criteria for Board membership, which include knowledge of the banking industry; experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; such other professional experience that the committee determines to qualify an individual for Board service; relationships with customers and potential customers; and for candidates who are also customers, the nature, dollar amount and history of the candidates’ deposit accounts and loans. In addition, the committee makes every effort to ensure that the Board and its committees include at least the minimum number of required independent directors, as that term is defined by applicable standards promulgated by the Amex and by the SEC. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

     The committee identifies and reviews candidates for director and conducts the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The committee may identify director nominee candidates from submissions by committee members or Company employees or agents working for the committee. In addition, the committee has established procedures for consideration of candidates for director nominee submitted by stockholders, as follows:

  Stockholder submissions of candidates must be in writing and sent by mail or courier, addressed to the committee at the Company’s offices at 440 Maine, Quincy, Illinois 62301. E-mail submissions will not be accepted.

  Candidates submitted for the committee’s consideration need not be stockholders of the Company at the time of submission. However, if the candidate owns shares, beneficially or of record, the submission should disclose such ownership.

  Submitting stockholders must be current holders of common stock of the Company. If the submitting stockholder owns shares beneficially but not of record, the submission must include suitable evidence of such beneficial ownership of common stock. Anonymous submissions will not be accepted.

  Stockholders may submit themselves as director nominee candidates.

  The submission must contain all information required under the Company’s bylaws from a stockholder directly nominating a candidate for director at a stockholders’ meeting. The required information includes, but is not limited to, a candidate’s background, activities and any other information that would be required to be disclosed about the candidate in the annual meeting proxy statement, if such candidate were to be selected by the committee as a nominee for director. The committee may request additional information relating to a candidate’s suitability to serve as a director.

  The committee’s consideration of a candidate submitted by a stockholder may not involve significant review or discussion in cases where the committee deems such not to be appropriate in light of the circumstances. In some instances, the committee may defer serious consideration of a stockholder-submitted candidate until a later date deemed more suitable.

  The committee may request Company employees, including management, to screen candidates submitted for consideration by stockholders and review information contained in submissions or gathered with respect to such submissions, and to consult with the committee regarding such candidates.

  Stockholders submitting candidates for consideration by the committee as nominees will be advised by the Company when their submissions have been received.

  The committee, after consideration of any candidates submitted by the stockholders, will advise any such candidates whether the committee will nominate such candidate for election at the next annual meeting. In addition, if a candidate submitted to the committee for consideration, but not nominated by the committee, is also properly and timely nominated directly by the stockholder for election at an annual meeting in accordance with the bylaws, the committee will advise the candidate and nominating stockholder that the candidate’s name will appear on the ballot for election at the annual stockholders’ meeting (unless the candidate withdraws his or her name), but that the candidate’s name will not appear in the Company’s proxy statement or proxy card, unless otherwise required by law.

     Members of the committee are Directors Foster, Knapheide, Musholt and Stevenson (chairman). This committee held two meetings during 2005. A more complete description of the committee’s functions is provided in its charter and procedures, copies of which are available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. Also, see “Stockholder Nominations for Director” for a discussion of the provision of the Company’s bylaws applicable to stockholder nominations.

     Any stockholder desiring a paper copy of any of these charters may obtain one by making a written request to the Corporate Secretary at the following address: Mercantile Bancorp, Inc., 440 Maine, Quincy, Illinois 62301, Attention: Corporate Secretary.

Stockholder Communications With Directors

     Our policy has been to forward to our Board of Directors any stockholder correspondence we receive that is addressed to them. Stockholders who wish to communicate with our Board or individual directors may do so by sending their comments in writing addressed to the Board or to the individual director or directors at our headquarters at 440 Maine Street, Quincy, Illinois 62301. As more fully described above under “Nominating/ Corporate Governance Committee,” and below under “Stockholder Nominations for Director,” stockholders may submit candidates for nomination as director to our Nominating/Corporate Governance Committee, which will consider these submissions in accordance with the policies described above in connection with its general review of candidates for nomination to the Board.

Code of Ethics

     We have adopted a Code of Ethics for directors, officers and employees including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics is filed as an exhibit to the Company’s 2005 Annual Report that accompanies this proxy statement and is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. Any substantive amendments to this Code, or any waivers granted for any director and our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions will be disclosed in a report on Form 8-K filed with the SEC.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Report on Executive Compensation

     This report has been prepared by the Compensation Committee of our Company’s Board of Directors (the “Committee”), which has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the executive officers of our Company and its subsidiary banks. The Committee currently is composed of four independent outside directors, none of whom is an officer or employee of our Company or any subsidiary bank.

     Other than Mr. Dugan who is employed by both our holding company and MTSB pursuant to an Employment Agreement discussed below, our holding company has no full-time employees. All holding company officers (including Mr. Dugan) are also officers of our principal subsidiary bank, MTSB. All compensation paid to these individuals is paid by MTSB. The personnel and other costs of providing management and related services by the Company to its subsidiaries are allocated among the subsidiaries, and MTSB is reimbursed accordingly.

     Compensation Policy. Our Company’s executive compensation policy is premised upon two basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable our Company and its subsidiary banks to achieve earnings growth, capital compliance and return on investment objectives, and (2) to create incentives to achieve company and individual performance objectives through the use of performance-based compensation programs. The Company also has a goal of creating a mutuality of interest between executive officers and stockholders through compensation structures that create a direct link between executive compensation and stockholder return, such as through stock-based awards that provide long-term incentive compensation. However, at present, the Company has no stock-based compensation plans or arrangements and has no current plans to implement them.

     In determining the structure and levels of each of the components of executive compensation needed to achieve these goals, all elements of the compensation package are considered in total, rather than any one component in isolation. As more fully described below, the determination of such levels of executive compensation is a subjective process in which many factors are considered, including our Company’s and/or subsidiary banks’ performance and the individual executive’s specific responsibilities, historical and anticipated personal contribution to our business, and length of service with our Company or subsidiary banks.

     Compensation Components. The Committee, as well as the Chairman, President and Chief Executive Officer, reviews our Company’s compensation program annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of our Company and its subsidiary banks as well as performance of the individual executive officer. The particular elements of the compensation program for executive officers are base salary and annual incentive compensation. The Committee believes that these compensation components together advance both the short- and long-term interests of our stockholders. In this regard, the Committee believes that designating a portion of executive compensation to be at risk advances the long-term interests of our stockholders: namely, incentive compensation (which permits individual performance to be recognized on an annual and long-term basis based, in part, on an evaluation of the executive’s contribution to our Company’s and/or subsidiary banks’ performance). Each of the components of the compensation program is addressed separately below.

     Base Salary. The base salary for each executive officer is reviewed from the previous year. In determining whether to adjust base salary levels, recommendations and subjective assessments by senior management of its own performance is taken into account. In addition, the performance of our Company and the subsidiary banks is considered. The increases in the base salaries of our executives for 2005 were based primarily upon a subjective analysis of our Company’s performance during the period since the last salary increase and the individual executive’s role in generating that performance. In this regard, the analysis of performance included a review of our Company’s earnings and return on equity for the prior year. The analysis of the role played by each individual executive in generating our Company’s performance included a consideration of the executive’s specific responsibilities, contributions to our business, and length of service. The factors impacting base salary levels are not independently assigned specific weights. Rather, all of these factors are reviewed, and specific base pay recommendations are made which reflect an analysis of the aggregate impact of these factors. The Committee and the Chairman, President and Chief Executive Officer believe that base pay levels for the executive officers are maintained within a range that is considered to be appropriate and necessary.

     Annual Incentive Compensation. Executive officers are eligible annually for cash bonuses as a form of short-term incentive compensation. While the Company does not maintain a written plan for the awards of bonuses, there are certain objective financial criteria the Board and Compensation Committee have established through practice over several years, which is referred to collectively as the Performance Compensation Plan. For the executive officers other than Mr. Dugan, the Committee uses the return on equity (“ROE”) as a measure of executive performance. Bonuses are calculated as a percentage of each officer’s salary. The percentage depends upon a sliding scale as follows: 1% payout based on an ROE of 8%, increasing to a maximum payout of 38.5% based on a 30% ROE. The ROEs are calculated each year using the Company’s audited financial statements. The bonus for each officer is weighted 50% based on the performance of the Company and 50% based on the performance of MTSB. The average payout for the executive officers for 2005 other than Mr. Dugan was 5.8%.

     Since 2004, the Committee has used the Company’s consolidated net income as the sole measure of financial performance for purposes of determining annual incentive compensation for Mr. Dugan. The Committee awarded Mr. Dugan a bonus for 2004 and 2005 equal to 1% of the Company’s consolidated net income. The Committee believes consolidated net income is an accurate reflection of Mr. Dugan’s performance.

     Long-Term Incentive Compensation. The Company maintains an Employment Agreement with Mr. Dugan and Salary Continuation Agreements with Messrs. Dugan and Awerkamp, a form of long-term incentive compensation, that are discussed in greater detail below under “Employment Agreements and Other Compensatory Agreements.”

     The Company also maintains a defined contribution profit-sharing plan covering substantially all employees, including, but not limited to, the executive officers. Based on the Company’s financial performance in 2005 and percentages of past contributions to the plan, the Committee approved discretionary contributions to the plan of 9.25% of eligible compensation. The plan is discussed in more detail below under “Pension Plans”.

     Evaluation of Executive Performance for 2005 and CEO Compensation. In determining appropriate types and amounts of compensation for the executive officers, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation include the financial performance of the Company, including earnings per share, net interest income, return on stockholders’ equity, return on equity, asset quality and trends in the foregoing measures, comparative results achieved by the Company’s peer group institutions, and progress in realizing the Company’s long-term business plan. Individual factors include an executive officer’s initiation and implementation of successful business strategies, formation of effective management and departmental teams and various personal qualities, including leadership.

     In evaluating compensation matters at year-end 2005, the Committee also reviewed compensation data for executive officers of several similarly sized bank holding companies in the Midwest, which information was obtained from SNL Financial, a nationally recognized information specialist for the banking, insurance, financial services, real estate and energy sectors.

     From a financial performance standpoint, 2005 represented another milestone year, as the Company completed the public registration of its common stock with the U.S. Securities and Exchange Commission and listing on the American Stock Exchange. In addition, 2005 was an excellent operating year with earnings per share increasing by 14 percent, net interest income rising by 11 percent, and significant loan and deposit growth over 2004. Stockholder’s equity increased 6.4 percent from $86 million at year-end 2004 to $91.5 million at year-end 2005. The Company maintained its momentum in 2005 despite a challenging interest rate environment. The Company accomplished this while keeping operating costs under control. The Company did not find it necessary to add significantly to staff. Its efficiency ratio (non-interest expense divided by net interest income and non-interest income), a measure of how well the Company manages its operating expenses, improved to 63 percent for the year from 65 percent the prior year. The Company’s minority shareholder position in other banking institutions contributed to enhance its performance. As strategic investments, they have proven to be a good use of our capital in recent years. Although these investments in other banks represent a small percentage of the Company’s total capital, they are a source of additional growth and opportunities beyond those available from the Company’s traditional markets.

     The Committee believes that these accomplishments are largely the result of the foresight, dedication and hard work of its executive management team and, in particular, Dan S. Dugan. In view of this solid performance and the Committee’s evaluation of the compensation data provided by SNL Financial, the Committee approved salary increases for 2006 of $15,000 for Mr. Dugan, $14,700 for Mr. Awerkamp, $8,500 for Mr. McGrath and $8,500 for

Mr. Cook. The Committee also approved the annual incentive compensation payments for 2005 of $95,000 for Mr. Dugan, $11,075 for Mr. Awerkamp, $7,940 for Mr. McGrath and $8,810 for Mr. Cook. The Committee also approved the amendment and restatement of Mr. Dugan’s employment agreement to reflect his relinquishment of the positions of President and CEO of MTSB and continued employment as Chairman of MTSB and Chairman, President and CEO of the Company. Mr. Awerkamp succeeded Mr. Dugan as President and CEO of MTSB.

     Committee members:

          Michael J. Foster, chairman
          Harold W. Knapheide III
          Frank H. Musholt
          Walter D. Stevenson III

Compensation Committee Interlocks and Insider Participation

     At December 31, 2005, members of the Compensation Committee were Directors Foster, Knapheide, Musholt and Stevenson. The Compensation Committee reviews, and makes recommendations to the Board of Directors regarding, executive compensation. During 2005, no member of the Committee was an executive officer or employee of the Company or any of its subsidiaries or had any substantial business dealings with the Company. No member of the Committee has ever been an officer of the Company or its subsidiaries. In addition, no “compensation committee interlocks” existed during fiscal year 2005.

Executive Officers

     Executive officers of our Company are appointed by the Board of Directors and serve at the discretion of the Board. The following table sets forth certain information with respect to all executive officers of our Company.

Name	Age	Position
Ted T. Awerkamp	48	Vice President, Secretary and Director
Daniel J. Cook	50	Vice President-Investments
Dan S. Dugan	65	Chairman, President, CEO and Director
Michael P. McGrath	52	Vice President and Treasurer

     There is no arrangement or understanding between any executive officer and any other person pursuant to which such executive officer was selected as an officer.

Executive Compensation

     The following table sets forth for the years ended December 31, 2005, 2004 and 2003, respectively, the compensation paid to or accrued on behalf of each executive officer of the Company who received more than $100,000 in salary and bonus:

SUMMARY COMPENSATION TABLE

		Annual Compensation

				Other
				Annual	All Other
		Salary	Bonus	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)
Dan S. Dugan, Chairman, President and CEO	2005	507,304	95,000	0	25,709
	2004	484,500	83,000	0	25,129
	2003	462,475	87,000	0	24,764

Ted T. Awerkamp, Vice President and Secretary	2005	203,004	11,075	0	20,693
	2004	195,600	8,427	0	19,969
	2003	186,300	7,679	0	18,656

Michael P. McGrath, Vice President and Treasurer	2005	118,500	7,940	0	13,339
	2004	98,500	5,221	0	10,354
	2003	95,000	5,605	0	9,763

Daniel J. Cook, Vice President-Investments	2005	131,500	8,810	0	15,409
	2004	125,001	6,625	0	14,408
	2003	104,501	6,166	0	11,237
____________________

(1) Represents base salary and all fees paid to executive officer in his capacity as an officer or director of the Company and its subsidiaries. Includes, with respect to Mr. Dugan, directors’ fees received from banking organizations in which the Company holds a minority interest and for which Mr. Dugan serves as a director. The total directors’ fees for 2005 were $107,304 for Mr. Dugan and $37,704 for Mr. Awerkamp; for 2004 were $99,500 for Mr. Dugan and $36,600 for Mr. Awerkamp; and for 2003 were $92,475 for Mr. Dugan and $34,800 for Mr. Awerkamp.

(2) No executive officer received perquisites and other personal benefits in any of the listed years, the aggregate value of which exceeded the lesser of $50,000 or 10% of the named executive officer’s total salary and bonuses for such year. No executive officer received any tax payment reimbursements or preferential discounts on stock in any of the listed years.

(3) Represents discretionary contributions under the Company’s Profit Sharing Plan.

Pension Plans

     The Company maintains a defined contribution profit-sharing plan covering substantially all employees. Based on the Company’s annual performance and in the sole discretion of the Company’s Board of Directors, the Company makes contributions to participating employees’ accounts. The Board determines the total contribution to the plan, and then a portion of the total is allocated to each participant’s account in the same proportion that the participant’s compensation, plus the participant’s compensation in excess of the integration level (also called “excess compensation”), bears to the total compensation plus “excess compensation” of all participants. Employees are eligible to participate if they are 21 years of age, have 12 consecutive months of service as of the plan entry dates of January 1 and July 1, and work at least 1,000 hours during the year. Participants vest in their accounts ratably over seven years, thus approximately 14.3% each year. The Company made an $849,757 or 9.25% contribution to the plan for the 2005 plan year. The Plan does not provide for mandatory contributions by the Company.

     The plan trustees invest the Company’s contributions through Wright Investor’s Service, Inc. located in Milford, Connecticut, in accordance with an investment policy that, subject to revision from time to time, suggests the investment of the plan assets within the following parameters: 65% in equities (including the Company’s common stock) and 35% in fixed income, within a range of plus or minus 15% of the general target to adjust to market conditions or short-term needs. As of March 15, 2006, the plan held 38,704 shares of the Company’s common stock.

     In addition to the Company’s contribution to the profit-sharing account, the plan includes a 401(k) feature that permits employees to allocate pre-tax compensation to a qualified investment account in which earnings are tax deferred for retirement. They are fully vested in these amounts. Employees are eligible to participate in this portion of the plan if they are 21 years of age, have 90 days of service as of the plan entry dates of January 1, April 1, July 1 and October 1, and are in an eligible employment classification. The Company has provided participants with 19 mutual funds as investment options, each of which reflects a different asset class or investment style. At age 59½, participants are permitted to transfer the vested portion of their profit-sharing account attributable to the Company’s contributions into their 401(k) account and direct investment of such funds among the foregoing options.

     Plan benefits are payable to employees based on the total amount of their respective accounts in one lump sum in cash upon retirement at the normal retirement age of 65 or such later date as the employee retires, subject to certain mandatory payments at age 70 1/2.

     The balances of the profit-sharing accounts attributable to the Company’s contributions for Messrs. Dugan, Awerkamp, McGrath and Cook as of December 31, 2005, were $671,202, $389,032, $257,341 and $147,713, respectively. Based on their eligible compensation for 2005 and assuming continued employment through retirement at age 65, the estimated balances of such accounts at retirement for Messrs. Dugan, Awerkamp, McGrath and Cook are $671,202, $682,991, $418,954 and $340,279 respectively. The foregoing estimates are based on a Company contribution each year of 9.179%, which is the average of the contribution percentages for employees generally for the seven most recently completed fiscal years. The estimates exclude potential future investment income and asset appreciation.

Employment Agreements and Other Compensatory Agreements

Employment Agreement

     In 1987, MTSB entered into an Employment Agreement with Mr. Dugan, under which MTSB has employed him as the President and Chief Executive Officer of MTSB. The original term of the agreement was three years. Each year from 1988 through 2004, the Board of Directors adopted an amendment to the agreement extending the term by another year to replenish the current term to a full three years. The current term will expire on December 31, 2007, unless earlier terminated due to Mr. Dugan’s death, disability or willful breach of duty as defined in the agreement. On December 19, 2005, the Board promoted Mr. Awerkamp to President and CEO of MTSB, replacing Mr. Dugan in those capacities. Mr. Dugan’s agreement was amended and restated in its entirety to employ him to provide services as the Chairman, President and CEO of the Company (positions he has held since 1983) and Chairman of MTSB (a position he has held since 1980) and to add the Company as a party to the agreement. Otherwise, the agreement remains unchanged.

     If the Company or MTSB terminates the agreement for any reason other than the willful breach of duty by Mr. Dugan, the Company and MTSB shall continue to pay Mr. Dugan his monthly salary for the remaining term of the agreement (or may pay him a lump sum equal to the present value, using a discount rate of eight percent (8%) on all such payments).

     Mr. Dugan’s monthly salary is to be determined by the Compensation Committee and Board of Directors, but may be no less than his salary in 1987. He is entitled to participate in all benefit plans and programs that are provided to other employees. The Company and MTSB also provide an automobile to Mr. Dugan and pays or reimburses him for certain other business expenses including a country club membership.

     The agreement includes a non-competition clause, which prohibits Mr. Dugan from competing with the Company, MTSB or their affiliates during the term of the agreement and for two years thereafter within a twenty-five-mile radius of Quincy, Illinois. Also, Mr. Dugan is obligated not to disclose confidential information of the Company or MTSB during the term of the agreement and for two years thereafter.

     The Company has no employment agreements with any of the other named executive officers.

Executive Employee Salary Continuation Agreements

     MTSB maintains Executive Employee Salary Continuation Agreements with Messrs. Dugan and Awerkamp, under which they are entitled to certain compensation each year following their respective retirements. The agreements are intended to attract and retain highly qualified executives such as Messrs. Dugan and Awerkamp and to provide the Company and its subsidiaries including MTSB with experienced, stable management under a variety of circumstances.

     Pursuant to Mr. Dugan’s agreement, as amended, upon his retirement after he reaches age 65 (the “normal retirement date”), MTSB will pay Mr. Dugan $171,500 per year in monthly installments for the remainder of his life, but for not less than 15 years.

     If Mr. Dugan is discharged for cause, he receives nothing and forfeits all rights to payments under the agreement. If Mr. Dugan dies while in the service of MTSB or after the termination of employment on or after he reaches age 60, but prior to commencement of benefits payments under this agreement, MTSB will pay his named beneficiary a survivor’s benefit of 180 equal monthly installments of $14,292 instead of any other benefits to which he would have otherwise been entitled under this agreement. If Mr. Dugan dies after benefits payments have commenced but prior to having received all such payments, the balance of the payments shall be paid to a beneficiary named by Mr. Dugan.

     MTSB may, but is not required to, maintain as owner and beneficiary life insurance on the life of Mr. Dugan in such amounts as it chooses. Mr. Dugan does not have any interest or claim on such insurance.

     If Mr. Dugan’s employment is terminated (other than for cause) or if he retires, he would be entitled to receive the full dollar amount of his benefits.

     Pursuant to Mr. Awerkamp’s agreement, as amended, upon his retirement on the first of the month following the day he reaches age 65 (the “normal retirement date”), MTSB will pay him $68,900 per year in monthly installments for the remainder of his life, but for not less than 15 years. If Mr. Awerkamp retires on or after he reaches age 60 (an “early retirement date”), but before he reaches age 65, MTSB will pay him, in monthly installments for a total of 15 years, $47,824 per year if he retires at age 60 and increasing accordingly at each age until it is $68,900 if he retires at age 64. Mr. Awerkamp may elect to defer payments upon early retirement to his normal retirement date, and if he does so, he will be paid according to the normal retirement benefits.

     If Mr. Awerkamp voluntarily terminates his employment after reaching age 55 but before age 60, MTSB will pay him a lump sum of $256,184 if this occurs at age 55 and increasing at each age thereafter to $379,539 at age 59. If Mr. Awerkamp is discharged for cause at any time at age 55 or older, he receives nothing and forfeits all rights to payment under the agreement.

     If Mr. Awerkamp’s employment is terminated involuntarily after he reaches age 55 but prior to his reaching age 60 for reasons other than death or discharge for cause, MTSB will pay him, at this election, either $29,379 each year for 15 years if he is then 55 (which amount increases each year until it reaches $43,525 if he is then 60) beginning immediately upon termination or $60,213 each year for 15 years beginning at age 65 if the termination occurs when he is 55 (which amount increases each year until it reaches $65,790 if the termination occurs when he is 60). Involuntary termination for purposes of this provision includes the employee’s resignation as a result of MTSB significantly lessening his title, duties, responsibilities, base salary or altering his situs of employment without his consent.

     If Mr. Awerkamp incurs a voluntary or involuntary termination of employment before reaching age 60 for reasons other than death, disability or discharge for cause but after a change in control and, in connection with the change in control, his title, duties, responsibilities or base salary is significantly lessened or his situs of employment is changed without his consent, MTSB will pay him $115,733 if at age 48 and increasing at each age thereafter to $379,539 at age 59, regardless of whether he is then vested in such total amount.

     If Mr. Awerkamp dies while in the service of MTSB or after the termination of employment on or after the early retirement date, but prior to commencement of benefits payments under this agreement, MTSB will pay his named beneficiary a survivor’s benefit of 180 equal monthly installments of $5,742 instead of any other benefits to which he would have otherwise been entitled under this agreement. If Mr. Awerkamp dies after benefits payments have commenced but prior to having received all such payments, the balance of the payments shall be paid to a beneficiary named by Mr. Awerkamp.

     MTSB may, but is not required to, maintain as owner and beneficiary life insurance on the life of Mr. Awerkamp in such amounts as it chooses. Mr. Awerkamp does not have any interest or claim on such insurance.

OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 15, 2006 regarding the beneficial ownership of the Company’s common stock by each person known to the Board of Directors to own beneficially 5% or more of such class of common stock, by each director of the Company, by each executive officer named in the Summary Compensation Table under “Executive Compensation and Other Information” and by all directors and officers of the Company as a group. The respective directors, officers or 5% or more stockholders have furnished all the information with respect to beneficial ownership described below.

Beneficial Owners

     Persons (including groups acting in concert) who beneficially own in excess of five percent (5%) of the Company’s common stock will be required to file with the SEC certain reports regarding ownership and changes in ownership pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The following table sets forth, as of March 15, 2006, persons and groups who are known by the Board and management to be the beneficial owners of more than five percent (5%) of its common stock. Other than as noted below, the Board and management know of no person or group that beneficially owns more than five percent (5%) of the outstanding shares of common stock.

	Amount and Nature of	Percent of Shares of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership (1)	Stock Outstanding
Mercantile Trust & Savings Bank
133 North 33rd Street
Quincy, Illinois 62301	98,604(2)	5.06%

R. Dean Phillips
524 North 30th Street
Quincy, Illinois 62301	292,390(3)	14.99%

Dennis M. Prock
8010 Estero Boulevard
Fort Myers Beach, Florida 33931	120,450(4)	6.18%
____________________

(1) With respect to the beneficial owners who are natural persons, the figures include shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the Company assumes the individuals effectively exercise sole voting and investment power.

(2) All shares are held in nominee name for MTSB by Northern Trust. All such shares are held directly or indirectly by MTSB for the benefit of trust, estate and agency clients, except for 38,704 shares that are held by MTSB through Northern Trust for the benefit of the participants of the Company’s Profit Sharing Plan. In the administration of the estates, trusts and agency accounts, MTSB has the ability to direct voting and/or investment of securities held in such fiduciary accounts in accordance with the powers specified in the governing instrument of the estate, trust or agency. MTSB exercises sole voting power with respect to 71,079 shares and shared voting power with respect to 27,525 shares. MTSB exercises sole investment power with respect to 20,270 shares, shared investment power with respect to 27,715 shares, and no investment power with respect to 50,619 shares. MTSB disclaims beneficial ownership of any shares over which it has neither voting nor investment power.

(3) According to Schedule 13G filed by Mr. Phillips with the Securities and Exchange Commission on February 13, 2006.

(4) According to a Schedule 13D filed by Mr. Prock with the Securities and Exchange Commission on July 29, 2005. Mr. Prock is a nominee for director of the Company.

Management

     The following table sets forth, as of March 15, 2006, the number of shares of common stock beneficially owned by directors and executive officers of the Company.

	Amount and		Percent of Shares
	Nature of		of Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership (1)		Outstanding
Directors and Named
Executive Officers
Michael J. Foster	600	(2)	*
William G. Keller, Jr.	18,615	(3)	*
Harold W. Knapheide III	5,470	(4)	*
Frank H. Musholt	3,300	(5)	*
Walter D. Stevenson III	15,234	(6)	*
Dan S. Dugan	6,425	(7)	*
Ted T. Awerkamp	3,330	(8)	*
Michael P. McGrath	500	(9)	*
Daniel J. Cook	225	(10)	*
All Executive Officers and Directors as a group (includes 9 individuals)	92,403	(11)	4.74%
____________________

(1) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise voting and/or investment power, as described in the corresponding footnotes.

(2) Includes 400 shares owned by Mr. Foster over which he has sole voting and investment power and 200 shares owned by Mr. Foster with his spouse over which he shares voting and investment power.

(3) Includes 2,360 shares owned by Mr. Keller personally and 16,255 shares held by Mr. Keller as co-trustee of the Schmiedeskamp, Robertson, Neu & Mitchell Profit-Sharing Plan, over which the trustees hold voting power but not investment power. The 16,255 shares in this plan include 3,500 shares for which Mr. Keller is a beneficiary and thus holds investment power.

(4) Includes 5,245 shares owned by Mr. Knapheide over which he has sole voting and investment power and 225 shares held by his spouse over which he has no voting or investment power.

(5) Includes 3,300 shares owned by Mr. Musholt over which he has sole voting and investment power. Does not include 7,500 shares owned by Hollister Whitney Elevator Corp, 2603 North 24th Street, Quincy, Illinois 62301, of which Mr. Musholt is Vice President and General Manager. The Board of Directors of Hollister Whitney Elevator Corp. exercises voting and investment power over these 7,500 shares, thus Mr. Musholt disclaims beneficial ownership of these shares.

(6) Shares are held by Dr. Stevenson through an individual retirement account, over which Dr. Stevenson exercises sole voting and investment power.

(7) Includes 2,900 shares owned by Mr. Dugan over which he has sole voting and investment power and 3,525 shares owned by his spouse over which he has no voting or investment power.

(8) Includes 640 shares owned by Mr. Awerkamp over which he has sole voting and investment power and 2,690 shares owned jointly with his spouse over which he shares voting and investment power.

(9) Shares are held by Mr. McGrath, who has sole voting and investment power.

(10) Shares are held by Mr. Cook, who has sole voting and investment power.

(11) Includes 38,704 shares owned by the Company’s Profit Sharing Plan, for which MTSB serves as trustee. The MTSB Board (which consists of the same directors as the Company’s Board) exercises voting and investment power over the shares.

* Less than one percent (1%) of the outstanding shares of common stock.

INTERESTS OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

     General. Company’s executive officers and directors and their associates have been and, the Company anticipates will continue to be, customers of the Company’s subsidiary banks in the ordinary course of business, which has included maintaining deposit accounts and trust and other fiduciary accounts and obtaining loans. Specifically, the Company’s banks, principally MTSB, have issued various types of loans to the Company’s executive officers and directors and entities controlled by them. As of December 31, 2005, the loans (a) were consistent with similar practices in the banking industry generally, (b) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the banks’ other customers, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

     Other. Director Keller is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell, which firm has represented and performed legal services for the Company and its subsidiary banks for several years. In 2005, the Company and its subsidiary banks paid the firm $315,530 in fees.

     MTSB, a subsidiary of the Company, serves as trustee of the Company’s Profit Sharing Plan, which plan owns 38,704 shares of the Company’s common stock. The MTSB Board (which consists of the same directors as the Company’s Board) exercises voting and investment power over these shares.

Company Performance

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company’s common stock over an approximately ten month period ending on December 31, 2005, with the cumulative total return on the Russell 2000 Index and the S&P 500 Regional Banks Index over the same period, assuming the investment of $100 in each on February 28, 2005, the first date on which the Company’s common stock was both registered with the Securities and Exchange Commission and listed for trading on the American Stock Exchange, and the reinvestment of all dividends.

						INDEXED RETURNS
	Base					Months Ending
	Period
Company / Index	Feb05	Mar05	Apr05	May05	Jun05	Jul05	Aug05	Sep05	Oct05	Nov05	Dec05
MERCANTILE BANCORP INC.	$100	$103.11	$100.89	$98.77	$100.55	$101.44	$106.00	$105.11	$103.81	$105.95	$105.49
RUSSELL 2000 INDEX	$100	$97.14	$91.57	$97.57	$101.33	$107.75	$105.75	$106.09	$102.79	$107.78	$107.29
S&P 500 REGIONAL BANKS	$100	$99.21	$100.91	$101.75	$101.87	$105.10	$102.75	$98.75	$102.39	$105.04	$103.93
INDEX

ITEM 2

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     On January 16, 2006, the Board of Directors of the Company adopted a resolution declaring it advisable to effect a 3-for-1split in the common stock of the Company (the “Stock Split”) and approving an amendment to the Company’s Certificate of Incorporation to reduce the $1.25 par value per share of common stock of the Company by one-third to $0.4167 par value per share (the “Amendment”). The Board of Directors further directed that the Amendment be submitted for consideration by the stockholders at the Company’s annual meeting.

     If the Amendment is approved by the stockholders, the Company will execute and submit to the Delaware Secretary of State for filing prior to or on the date of the Stock Split a Certificate of Amendment of the Certificate of Incorporation providing for the Amendment to be effective simultaneously with the Stock Split. On the effective date, each of the presently authorized shares, $1.25 par value per share (including all issued and outstanding, unissued and treasury shares), will be changed into shares with a par value of $0.4167 per share. Furthermore, upon the simultaneous effectiveness of the Stock Split, each holder of record of one or more shares of common stock on that date will be entitled to receive a certificate representing two additional shares with a par value of $0.4167 per share for each share held at that time. The stockholder should retain each certificate outstanding immediately prior to the change. These certificates will continue to represent the same number of shares, but they will be shares with a par value of $0.4167 per share and should be retained by existing stockholders.

     For example, a stockholder holding 100 shares of common stock, $1.25 par value per share, prior to the Stock Split would receive 200 additional shares of common stock, $0.4167 par value per share. As a result, the stockholder would hold a total of 300 shares of common stock, $0.4167 par value per share, after the Stock Split. The number of shares held in the treasury will also be adjusted to reflect the Stock Split.

     The Amendment adjusting par value, without the Stock Split, would have required a corresponding restatement to the “Common stock” and “Additional paid-in capital” line items within the “Stockholders’ Equity” block in the Company’s consolidated balance sheets to reflect the lower par value per share relative to the Company’s existing capitalization. However, the consummation of the Stock Split in conjunction with the effectiveness of the Amendment, will allow the dollar amounts of the “Common stock” and “Additional paid-in capital” lines of the Stockholders’ Equity block to remain the same. This is due to the fact that the par value reduction effected by the Amendment is in direct proportion to the increase in the number of shares caused by the Stock Split. Thus, there will be no restatement of any of the accounts in the Stockholders’ Equity block anticipated in conjunction with the combined Amendment and Stock Split.

     The Board of Directors believes the Stock Split would result in a market price for the Company’s common stock that should be more attractive to existing and potential investors and facilitate the purchase and sale of shares among investors and an important step toward creating a more liquid market for Company shares and generating new investor interest.

     In the event the stockholders approve the Amendment, Article Fourth of the Company’s Certificate of Incorporation will be amended to reduce the par value per share from $1.25 to $0.4167. Upon effectiveness of the Amendment, Article Fourth of the Company’s Certificate of Incorporation will read as follows:

“FOURTH: The total number of shares of stock that the corporation shall have authority to issue is Twelve Million (12,000,000). The par value of each such share is Forty-One and 67/100 Cents ($0.4167). All such shares are of one class and are shares of common stock.”

     As of March 15, 2006, out of a total of 12,000,000 authorized shares, there were 1,949,415 shares of common stock, $1.25 par value per share, issued and outstanding to the stockholders and 25,515 shares held in treasury. If the Amendment is approved and after giving effect to the Stock Split based on the existing share information, out of a total of 12,000,000 authorized shares, there will be 5,848,245 shares of common stock, $0.4167 par value per share, issued and outstanding and 76,545 shares held in treasury.

     It is the Company’s understanding that the receipt of additional shares of Common Stock in the Stock Split will not constitute taxable income to the stockholders under federal income tax laws. In addition, the cost or other tax basis to a stockholder of each old share held immediately prior to the effective date will be divided equally among the corresponding shares held immediately thereafter, and the holding period for each of the shares will include the period for which the old share was held. Stockholders should consult with their own tax advisors regarding the income tax consequences of the Stock Split.

     The affirmative vote of holders of a majority of all the Company’s issued and outstanding shares of common stock is required in order to adopt the Amendment. Dissenting votes do not give rise to appraisal or other similar rights on the part of dissenters. Abstentions and non-votes (i.e. shares held by brokers, fiduciaries or other nominees that are not permitted to vote on the Amendment) will have the same effect as negative votes. Stockholders do not have preemptive rights and will not have a right of first refusal to purchase any of the additional authorized shares of common stock.

     The Board of Directors believes that adoption of the Amendment will be in the best interests of the stockholders.

     The Board recommends that you vote FOR the adoption of the proposed Amendment to the Certificate of Incorporation to reduce the par value in connection with the 3-for-1 Stock Split.

ITEM 3

CONSIDERATION OF STOCKHOLDER PROPOSAL

     R.L. Brink Corp. (“RLB”), of 4400 North 24th Street, Quincy, Illinois 62305, which held 47,110 shares of the Company’s common stock on January 23, 2006, intends to submit a resolution to stockholders for approval at the 2006 annual meeting. RLB’s resolution and supporting statement and the position of the Board of Directors on the proposal appear below.

Stockholder Proposal

     RESOLVED, that the shareholders of Mercantile Bancorp, Inc. (the “Company”) request that the Board of Directors take any and all steps necessary to redeem the rights issued pursuant to the Shareholder Rights Agreement dated July 9, 1999, as amended, and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Supporting Statement

     On July 9, 1999, the Board adopted a shareholder rights plan, commonly known as a “poison pill”. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders. The plan was not approved by shareholders. Unless redeemed, this plan will remain in existence until 2009.

     I believe poison pills, unless approved by shareholders, may serve to entrench management at the expense of shareholders. While management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, I do not believe that the possibility of an unsolicited bid justifies the unilateral implementation of a poison pill.

     I believe that plans like the Company’s rights plan have become increasingly unpopular in recent years. For example, I believe that shareholders of AT&T, Sun Microsystems and Sears voted in favor of proposals similar to this one. In response to shareholder pressure, I believe that some companies, including Southwest Airlines and Allstate Insurance, have eliminated their poison pills. I believe that companies such as Pfizer, Coca-Cola, Aetna and Bristol-Myers removed their respective pills before a proposal like this one was submitted.

     According to Georgeson Shareholder in its 2005 Annual Corporate Governance Review, between 2001 and the middle of 2005, shareholders submitted 419 resolutions to de-stagger board or eliminate poison pills, with 75% of these proposals receiving a majority of votes cast. Institutional Shareholder Services, an influential provider of proxy voting and corporate governance services, recommends that institutions vote in favor of shareholder proposals requesting that the company submit current or future pills to a shareholder vote, or redeem poison pills already in existence. The Council of Institutional Investors, an organization of over 140 pension funds whose assets exceed $3 trillion, has called for shareholder approval of poison pills.

     I believe that the Board should redeem the rights issued under the current rights plan and should not adopt or extend any poison pills without first seeking shareholder approval. I believe that our Company should allow shareholders to vote on this important issue.

     I urge stockholders to vote FOR this resolution.

Position of the Board of Directors

     The Board of Directors recommends that stockholders vote AGAINST this proposal, which is identified as Item 3 on the enclosed proxy card, for the following reasons:

     On February 23, 2006, the Board terminated the Company’s Shareholder Rights Plan, and, on or about March 10, 2006, the Company redeemed the outstanding rights under the plan for stockholders of record as of March 1, 2006. Therefore, the portion of the proposal asking stockholders to request the Board to “redeem the rights issued pursuant to the Shareholder Rights Agreement dated July 9, 1999, as amended” is moot. The Board of Directors believes the plan served the purpose for which it was implemented and determined the plan was no longer necessary. The steady appreciation in the market price of the Company’s common stock and the increased premium to book value at which its shares trade have substantially reduced its vulnerability to under-priced takeover attempts and, as a result, reduced the need for the plan. The plan had provided a measure of protection for stockholders with respect to obtaining full value consideration for their holdings. The share price is now a more effective barrier to unwelcome overtures from self-serving interests.

     The proposal also asks stockholders to request the Board to “not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.” While the Board has no current plans to initiate another rights plan in the foreseeable future, the prerequisite for a shareholder vote will limit the ability of the Board to act quickly and efficiently to implement any future stockholder rights plan that the Board may determine is necessary to protect stockholder interests in light of potential hostile takeover threats if circumstances change. The Board therefore believes this portion of the proposal to be inadvisable and not in the best interests of the stockholders.

     For these reasons, the Board of Directors recommends that stockholders vote AGAINST this proposal.

ITEM 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of our Board of Directors has selected the independent certified public accounting firm of BKD, LLP as our Company’s independent auditors to audit the books, records and accounts of our Company for the year ending December 31, 2006. Stockholders will have an opportunity to vote at the annual meeting on whether to ratify the Audit Committee’s decision in this regard.

     BKD, LLP has served as our Company’s independent auditors since 2001. A representative of BKD, LLP is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Submission of the selection of the independent auditors to the stockholders for ratification is not required by the Company’s certificate of incorporation, bylaws or applicable law. Nevertheless, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor. Also, submission of the matter to the stockholders this year will not limit the authority of the Audit Committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

     The Board of Directors recommends that you vote FOR approval of the selection of BKD, LLP.

Principal Accounting Fees and Services

     The following table presents fees for professional audit services rendered by BKD, LLP for the audit of our Company’s annual financial statements for 2004 and 2005, and fees billed for other services rendered by BKD, LLP during such years.

Type of Fee	2004	2005
Audit Fees (1)	$94,500	$194,400
Audit-Related Fees (2)	151,405	$71,800
Tax Fees (3)	32,512	$27,500
All Other Fees	0	0
Total	$278,417	$293,700
____________________

(1)

Audit Fees, including out-of-pocket costs, are for the audit of the Company’s financial statements for the years ended December 31, 2004 and 2005. Also included are the fees related to the preparation of quarterly reports on Form 10-Q and an annual report on Form 10-K, which the Company started filing in 2005.

(2)

Audit Related Fees include the aggregate fees and out-of-pocket costs paid by us during 2004 and 2005 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including a separate profit sharing plan audit. Also included are the fees related to the preparation of the Company’s registration statement on Form 10 filed with the SEC in 2004 and subsequent amendments.

(3)	Tax Fees include the aggregate fees paid by us during 2004 and 2005 for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

     Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our Company and its independent auditors. The Audit Committee approved our engagement of BKD, LLP to conduct the audit of our Company for 2005 on March 22, 2006. Additionally, each permissible non-audit engagement or relationship between our Company and BKD, LLP entered into since January 1, 2005 has been reviewed and approved by the Audit Committee. The percentage of audit-related fees, tax fees and all other fees that were approved by the Audit Committee for fiscal 2005 is 100% of the total fees incurred. We have been advised by BKD, LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of BKD, LLP.

Audit Committee Report

     The Audit Committee of the Board of Directors (the “Committee”) submits the following annual report. The Committee currently consists of four directors, each of whom is independent as defined in the American Stock Exchange listing standards and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission.

     The Committee assists the Board of Directors in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures. Its duties include reviewing the independent auditor’s qualifications and independence, and the performance of the independent auditors and the internal audit function. The Board of Directors has adopted and annually reviews the Committee’s charter, which sets forth its duties in detail. The charter is available on the Company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.

     The Committee has reviewed and discussed, both with management and with BKD, LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for December 31, 2005. Management has the responsibility for the preparation of the Company’s consolidated financial statements. The independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements. The independent registered public accounting firm reports directly to the Committee, which meets with them on a regular basis and in separate executive sessions when appropriate.

     The Committee has discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”).

     The Committee has approved the engagement of BKD, LLP as its independent registered public accounting firm for 2005 and 2006, as well as the scope of their engagement for each year. In this context, the Committee has received from BKD, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with BKD, LLP the firm’s independence. The Committee has also considered whether the provision by BKD, LLP of non-audit services to the Company is compatible with BKD, LLP’s independence.

     Based upon the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Committee Members:

     Harold W. Knapheide III, chairman
     Michael J. Foster
     Frank H. Musholt
     Walter D. Stevenson III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Company’s directors and executive officers, and persons who own more than 10% of any class of equity securities of our Company registered pursuant to Section 12 of the Exchange Act, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our Company. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% stockholders to furnish our Company with copies of all Section 16(a) reports they file.

     Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2005, we believe that all of our executive officers and directors complied with all Section 16(a) reporting requirements in 2005 and timely filed all reports, except for Mr. Dugan, who inadvertently failed to report 125 shares held by him in his initial Form 3 filed on February 16, 2005. After discovering this omission, Mr. Dugan filed an amended Form 3 on February 3, 2006 with the correct number of shares.

OTHER BUSINESS OF THE MEETING

     The Board of Directors is not aware of, and does not intend to present, any matter for action at the annual meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the annual meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment, unless authority to vote on other matters has been withheld.

ANNUAL REPORT

     Our Company’s Annual Report to Stockholders, containing consolidated financial statements for the year ended December 31, 2005, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. Such Annual Report is not to be regarded as proxy solicitation material.

     A COPY OF OUR COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD AS OF APRIL 10, 2006, UPON WRITTEN REQUEST TO CORPORATE SECRETARY, MERCANTILE BANCORP, INC., 440 MAINE STREET, QUINCY, ILLINOIS 62301. Our Company will provide a copy of any exhibit to the Form 10-K report to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits. You may read and download our Form 10-K, including exhibits, as well as our other SEC filings over the internet from several commercial document retrieval services as well as at the SEC’s internet website (www.sec.gov), which site may be accessed through the Company’s internet website under “Investor Relations” section at www.mercbanx.com.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are stockholders of our Company will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, Mercantile Bancorp, Inc., 440 Maine Street, Quincy, Illinois 62301, or (3) contact the Corporate Secretary at (217) 223-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals to be Included in the Proxy Statement

     It is anticipated that the 2007 annual meeting of stockholders will be held on May 21, 2007. If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules. The particular proxy rule, Rule 14a-8, requires that stockholders submit their proposals in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, stockholders who wish to submit proposals for inclusion in the company’s proxy statement for next year’s annual meeting (in 2007) must deliver such proposals to the Corporate Secretary on or before December 19, 2006. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule.

     Proposals should be addressed to: Corporate Secretary; Mercantile Bancorp, Inc.; 440 Maine Street, Quincy, Illinois, 62301.

Proposals to be Presented at the Annual Meeting

     Stockholders may also submit proposals for presentation at the annual meeting (but not for inclusion in the proxy statement) in accordance with the provisions of our bylaws. Under our bylaws, any stockholder may submit such a proposal for presentation at the annual meeting by delivering a written notice to the Corporate Secretary that complies as respects time of submission, contents, and otherwise with Rule 14a-8 of the Securities and Exchange

Commission. For such a stockholder proposal to be presented at the 2007 annual meeting, the Company must receive the proposal no later than December 19, 2006. To obtain a copy of the relevant sections of the bylaws, please contact the Corporate Secretary. The provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.

     Proposals should be addressed to: Corporate Secretary; Mercantile Bancorp, Inc.; 440 Maine Street, Quincy, Illinois, 62301.

     The deadline has already passed for stockholders who wish to submit their own matters to stockholders at the 2006 annual meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Stockholders may submit a nomination for director at the annual meeting only if advance notice is given to the Company. According to our bylaws, at future meetings of stockholders, notice of nominations to be brought before the meeting must be delivered to our Company’s Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the previous year’s annual meeting or earlier than 180 days prior to such anniversary date. For the 2007 annual meeting, nominations must be received not later than January 22, 2007, and not earlier than November 23, 2006. In the event that the date of the annual meeting of stockholders is changed by more than 30 days, however, notice by the stockholder must be so delivered not later than the date that the Board of Directors establishes. To obtain a copy of the relevant sections of the bylaws, please contact the Corporate Secretary. The provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.

     A stockholder may also recommend candidates to the Nominating/Corporate Governance Committee to be considered as potential director nominees when that committee recommends such nominees to the full Board for inclusion in a future proxy statement. For more information about this process and about the criteria for directors, see “Nominating/Corporate Governance Committee” on page 9.

By Order of the Board of Directors

Dan S. Dugan
Chairman of the Board, President
and Chief Executive Officer

April 18, 2006
Quincy, Illinois

440 Maine Street
Quincy, IL 62301
217-223-7300
mercbanx.com

440 MAINE STREET ATTN: SHARON VAN CAMP P.O. BOX 371 QUINCY, IL 62301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Mercantile Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mercantile Bancorp, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MERCA1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCANTILE BANCORP, INC.

The Board of Directors recommends that you vote
FOR the election of Dan S. Dugan, Ted T.
Awerkamp, Michael J. Foster, William G. Keller, Jr.,
Frank H. Musholt, Dennis M. Prock and Walter D.
Stevenson III as directors.

				For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
Election of Directors				All	All	Except
1.	To elect a Board of seven (7) directors to serve for the ensuing year.
				☐	☐	☐
	Nominees are:	01) Dan S. Dugan	05) Frank H. Musholt
		02) Ted T. Awerkamp	06) Dennis M. Prock
		03) Michael J. Foster	07) Walter D. Stevenson III
04) William G. Keller, Jr.

Vote on Proposals		For	Against	Abstain			For	Against	Abstain

2.	To consider and act upon approval of the amendment of the Company’s Certificate of Incorporation to reduce the par value of the Company’s common stock in connection with a three-for-one stock split;	☐	☐	☐	4.	To consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2006; and	☐	☐	☐

3.	To consider and act upon a stockholder proposal submitted to the Company;				5.	To transact such other business as may properly come before the meeting.

Please date, sign and return promptly the enclosed form of proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please state the full title.

For address changes/comments, please check this box and write them on the back where indicated				☐

Please indicate if you plan to attend the meeting		☐	☐

		YES	NO

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MERCANTILE BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2006

The stockholder(s) hereby appoint(s) F.R. McFarland and Daniel J. Cook, and each of them, with full power to act alone and each with the power to appoint his substitute, as the true and lawful attorneys-in-fact and proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Mercantile Bancorp, Inc., that the stockholder(s) is/ are entitled to vote at the Annual Meeting of Stockholders to be held at the MERCANTILE TRUST & SAVINGS BANK, 440 MAINE STREET, QUINCY, IL on MONDAY, MAY 22, 2006, AT 2:00 P.M., for the purposes noted on the reverse side of this card, and any adjournment or postponement thereof, with all powers the stockholder(s) would possess if personally present.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 4, AGAINST PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Address Changes/Comments: ________________________________________________________________________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE